EXHIBIT 99.2

Vanguard Natural Resources, LLC and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

The Company expects to purchase certain producing oil and natural gas properties from a Private Seller on or before May 27, 2010, with an effective date of May 1, 2010.  The following pro forma consolidated balance sheet has been prepared to reflect the acquisition as if it occurred on March 31, 2010.  Additionally, the following pro forma consolidated balance sheet includes the effects of the Company’s borrowings under the Company’s reserve-based credit facility used in order to initially finance the acquisition. This unaudited pro forma balance sheet has been prepared for comparative purposes only and may not reflect what would have occurred if the Company had completed the acquisition at an earlier date. This pro forma balance sheet should be read in conjunction with the audited December 31, 2009 and unaudited March 31, 2010 consolidated financial statements of Vanguard Natural Resources, LLC. Pro forma statements of operations have not been provided as the use of forward-looking information regarding the revenues and expenses of the acquired natural gas and oil properties, as reorganized under our company structure and management, would be necessary to meaningfully present the effects of the acquisition.

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
As of March 31, 2010

(in thousands)
	Vanguard Historical	Pro Forma Adjustments		Vanguard Pro Forma As Adjusted

Assets
Current assets
Cash and cash equivalents	$176	$ 113,100 (113,100)	(a) (a)	$176
Trade accounts receivable, net	8,877			8,877
Derivative assets	22,575			22,575
Other receivables	1,871			1,871
Other currents assets	985			985
Total current assets	34,484	—		34,484

Natural gas and oil properties, at cost	401,025	113,100 500	(b) (b)	514,625
Accumulated depletion	(230,910)			(230,910)
Natural gas and oil properties, net – full cost method	170,115	113,600		283,715

Other assets
Derivative assets	9,199			9,199
Deferred financing costs	3,007			3,007
Other assets	2,343			2,343
Total assets	$219,148	$ 113,600		$332,748

Liabilities and members’ equity

Current liabilities
Accounts payable – trade	$562	$ —		$562
Accounts payable – natural gas and oil	2,111			2,111
Payables to affiliates	1,175			1,175
Deferred swap liability	1,419			1,419
Derivative liabilities	524			524
Phantom unit compensation accrual	27			27
Accrued ad valorem taxes	579			579
Accrued expenses	1,218			1,218
Total current liabilities	7,615	—		7,615

Long-term debt	131,200	113,100	(a)	244,300
Derivative liabilities	1,966			1,966
Deferred swap liability	1,325			1,325
Asset retirement obligations	4,457	500	(b)	4,957
Total liabilities	146,563	113,600		260,163

Commitments and contingencies

Members’ equity
Members’ capital, 18,416,173 common units issued and outstanding at March 31, 2010	71,301	—		71,301
Class B units, 420,000 issued and outstanding at March 31, 2010	5,805			5,805
Other comprehensive loss	(4,521)			(4,521)
Total members’ equity	72,585	—		72,585

Total liabilities and members’ equity	$219,148	$ 113,600		$332,748

See notes to unaudited pro forma consolidated balance sheet

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
As of March 31, 2010

(a)	To record the initial financing of the acquisition with borrowings under the Company’s reserve-based credit facility.

(b)
To record the estimated fair value of the oil and natural gas properties acquired and the asset retirement obligation ($0.5 million liability) associated with the properties acquired. The measurement of the fair value of the assets acquired will be calculated upon closing and, accordingly, the amount actually recorded may change.